SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):
November 20, 2012

ALLIANCE DATA SYSTEMS CORPORATION
(Exact Name of Registrant as Specified in Charter)

DELAWARE	001-15749	31-1429215
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

7500 DALLAS PARKWAY, SUITE 700
PLANO, TEXAS 75024
(Address and Zip Code of Principal Executive Offices)

(214) 494-3000
(Registrant’s Telephone Number, including Area Code)

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01 Entry into a Material Definitive Agreement.

Purchase Agreement

Alliance Data Systems Corporation (the “Company”) previously reported in a Current Report on Form 8-K that the Company had entered into a purchase agreement on November 15, 2012 (the “Purchase Agreement”) under which it had agreed to sell $400 million aggregate principal amount of its 5.250% senior notes due 2017 (the “Notes”) at an issue price of 98.912% of the aggregate principal amount of the Notes, plus any accrued interest thereon, to certain initial purchasers named in the Purchase Agreement (collectively, the “Initial Purchasers”). The offering of the Notes closed on November 20, 2012. A description of the material terms of the Purchase Agreement is included in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 20, 2012.

Indenture

The Notes are governed by an indenture (the “Indenture”) dated November 20, 2012 among the Company, certain of its subsidiaries as guarantors and Wells Fargo Bank, N.A., as trustee (the “Trustee”). Pursuant to the Indenture, interest on the Notes will accrue at a rate of 5.250% per annum on the principal amount from November 20, 2012, payable semi-annually in arrears on June 1 and December 1 of each year, beginning on June 1, 2013. The Notes will mature on December 1, 2017, subject to earlier repurchase or redemption.

Guarantees
The Notes are guaranteed on a senior unsecured basis by each of the Company‘s existing and future domestic restricted subsidiaries that guarantees its credit agreement.

Ranking
The Notes rank equally in right of payment with the Company’s existing and future senior unsecured debt, including indebtednesses under the Company’s credit agreement, existing senior notes and convertible senior notes, and senior in right of payment to any future debt that is expressly subordinated in right of payment to the Notes. The guarantees rank equally in right of payment with all of the guarantors’ existing and future senior unsecured indebtedness, including their guarantees of indebtedness under the Company’s credit agreement and its existing senior notes, and senior in right of payment to any future debt that is expressly subordinated in right of payment to the guarantees. The Notes and the guarantees are effectively subordinated to the Company’s and guarantors’ secured debt, if any, to the extent of the value of the assets securing such debt. The Notes and the guarantees are structurally subordinated to all existing and future liabilities (including trade payables) of the Company’s subsidiaries that do not guarantee the Notes.

Optional Redemption
Prior to maturity, the Company may redeem some or all of the Notes at any time at a redemption price equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest, if any, to the applicable redemption date and the applicable premium, as defined in the Indenture.  In addition, at any time prior to December 1, 2015, the Company may, with an amount equal tothe net cash proceeds of one or more qualified equity offerings, as defined in the Indenture, redeem up to 35% of the aggregate principal amount of the outstanding Notes at a redemption price equal to 105.250% of the principal amount of the Notes, plus accrued and unpaid interest, if any, to the applicable redemption date, provided that such redemption occurs within 90 days following the closing of any such qualified equity offering or offerings.

Change of Control; Mandatory Offer to Repurchase Following Certain Asset Sales
Upon the occurrence of certain kinds of changes of control, the Company must offer to purchase the Notes at 101% of their principal amount, plus accrued and unpaid interest to the date of purchase.  Within 365 days after the sale of certain assets of the Company or its restricted subsidiaries, as defined in the Indenture, the Company must either repay certain debt or reinvest the excess proceeds of such asset sales as set forth in the Indenture. Upon any failure to repay or reinvest, the Company must offer to use such excess proceeds to repurchase the Notes on the terms set forth in the Indenture.

Covenants
The Indenture contains covenants that limit, among other things, the Company’s ability and the ability of some of its subsidiaries to (i) incur additional debt, (ii) declare or pay dividends, redeem stock or make other distributions to stockholders, (iii) make investments, (iv) create liens or use assets as security in other transactions, (v) merge or consolidate, or sell, transfer, lease or dispose of substantially all of the Company’s assets, (vi) enter into transactions with affiliates, (vii) sell or transfer certain assets and (viii) enter into any consensual encumbrance or restriction on the ability of certain of the Company’s subsidiaries to pay dividends or make loans or sell assets.

Events of Default
The Indenture includes customary events of default, including, among other things, payment default, covenant default, certain defaults under other indebtedness of the Company or certain of its subsidiaries, the failure to timely satisfy judgments over a certain sum against the Company or certain of its subsidiaries, and bankruptcy, insolvency or reorganization affecting the Company or certain of its subsidiaries.

No Registration Rights
The Company will not file a registration statement for the resale of the Notes. As a result, holders may only resell the Notes pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), to the extent available, and other applicable securities laws.

The description of the Indenture herein is qualified in its entirety by reference to the full text of such Indenture, a copy of which is attached as Exhibit 4.1 hereto and incorporated by reference herein.

Use of Proceeds

After deducting the fees payable to the Initial Purchasers and the estimated offering expenses, the net proceeds to the Company from the offering of Notes are estimated to be approximately $391.3 million. The Company expects to use the net proceeds of the offering of the Notes to fund in part its previously announced pending acquisition and for general corporate purposes.

Several of the Initial Purchasers and their respective affiliates have engaged in transactions with and performed various financial advisory, investment banking and commercial banking services for the Company and its affiliates in the past, for which they have received compensation, are currently doing so and may do so from time to time in the future. In addition, the Company and its affiliates have provided services to several Initial Purchasers and their respective affiliates in the past, for which the Company and its affiliates have received compensation, are currently doing so and may do so from time to time in the future. Affiliates of J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, RBC Capital Markets, LLC, Wells Fargo Securities, LLC, SunTrust Robinson Humphrey, Inc., SMBC Nikko Capital Markets Limited, Credit Suisse Securities (USA) LLC, Barclays Capital Inc., RBS Securities Inc., Scotia Capital (USA) Inc., Raymond James & Associates, Inc., and Fifth Third Securities, Inc. are lenders and/or agents under the Company’s credit agreement, as well as under certain conduit facilities with the Company’s affiliates, and may be holders of the Company’s convertible senior notes or senior notes.  Affiliates of J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Barclays Capital Inc. are counterparties under the Company’s convertible note hedges and warrants and engage in hedging transactions from time to time in the Company’s stock in connection with those instruments. In addition, an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated owns more than 5% of the Company’s outstanding common stock.

The Notes and the guarantees (together, the “Securities”) have not been registered under the Securities Act. The Company offered and sold the Securities to the Initial Purchasers in reliance on the exemption from registration requirements provided by Section 4(a)(2) of the Securities Act. The Company relied on this exemption from registration requirements in part based on representations made by the Initial Purchasers in the Purchase Agreement. The Initial Purchasers then sold the Securities to qualified institutional buyers pursuant to the exemption from registration requirements provided by Rule 144A under the Securities Act. This Current Report on Form 8-K does not constitute an offer to sell nor a solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 above is incorporated herein by reference.

Item 3.03 Material Modification to Rights of Security Holders.

The information set forth in Item 1.01 above with respect to the Indenture’s limitations on the payment of dividends, redemption of stock or other distributions to the Company’s stockholders is incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

On November 27, 2012, the Company issued a press release announcing the closing of the offering of the Notes.  A copy of this press release is attached hereto as Exhibit 99.1. The information contained in Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Document Description

4.1
Indenture, dated November 20, 2012, among Alliance Data Systems Corporation, certain of its subsidiaries as guarantors and Wells Fargo Bank, N.A., as Trustee (including the form of the Company’s 5.250% Senior Note due December 1, 2017).

99.1	Press Release dated November 27, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Alliance Data Systems Corporation

Date: November 27, 2012	By:	/s/ Charles L. Horn
Charles L. Horn
Executive Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Document Description

4.1
Indenture, dated November 20, 2012, among Alliance Data Systems Corporation, certain of its subsidiaries as guarantors and Wells Fargo Bank, N.A., as Trustee (including the form of the Company’s 5.250% Senior Note due December 1, 2017).

99.1	Press Release dated November 27, 2012.